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                                                                     EXHIBIT 3.8

                               MRO SOFTWARE, INC.
                             STOCK OPTION AGREEMENT

This Stock Option Agreement is made between MRO Software, Inc. (the "Company") and the undersigned Optionee as of the date indicated below (this "Agreement"), pursuant and subject to the Company's Amended and Restated 1999 Equity Incentive Plan as amended through the date hereof (the "Plan").

1.    Purpose and Scope of this Agreement, the Plan and Schedule A.

      a. This Agreement is entered into pursuant and subject to the terms and conditions of the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall take precedence. All capitalized terms not otherwise defined herein shall have the meanings given in the Plan.

      b. The Optionee may be granted one or more stock options under this Agreement. The specific number of shares, the vesting schedule, provisions for early exerciseability (if any), the exercise price, whether the Option is intended to be treated as an Incentive Stock Option or a Nonstatutory Option, and other terms specific to each option granted under this Agreement will be set forth on one or more Schedule As, executed by the parties, referencing this Agreement, incorporated herein and made a part hereof.

2. Term. Each Option shall take effect on the date of grant as indicated on the particular Schedule A, and expire ten years from the date of grant (or such shorter period of time as may be specified in a particular Schedule
      A).

3. Exercise Price and Payment for Shares. The exercise price of each Option shall be as indicated on the applicable Schedule A. The exercise price shall be paid in cash at the time that an Option is exercised, or in any other form of legal consideration that may be acceptable to the Committee on terms determined by the Committee.

      a. Tax Withholding. The Optionee shall satisfy any federal, state or local tax withholding obligation relating to the exercise of each Option by tendering a cash payment to the Company at the time of exercise, or, at the Company's discretion, out of proceeds from the sale of shares issuable upon exercise of the Option, as provided in
            Section 3(b) below.

      b. Procedure. The Company may establish such procedures as it deems appropriate for the exercise of Options, and the Company may require, before an Option is exercised, that exercise forms be completed and internal confirmations be made with respect to the number of shares outstanding and status of an Option and the Optionee. Payment of the exercise price and the taxes to be withheld may, at the Company's discretion, be made out of the proceeds from the sale of shares issuable upon exercise of any Option, in accordance with such procedures as may be adopted by the Company from time to time. Under such procedures, such shares may not be issued until all funds are received by the Company.

4. Transferability. All Options shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by such person. Notwithstanding the foregoing:

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      a.    the Optionee may designate in writing a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option; and

      b. a Nonstatutory Stock Option may be transferred upon such terms and conditions as the Committee shall determine in its sole discretion, including (without limitation) pursuant to a "domestic relations order" within the meaning of such rules, regulations or interpretation of the Securities and Exchange Commission as are applicable for purposes of Section 16 of the Exchange Act, or to family members, or to trusts or other entities maintained for the benefit of family members.

5. Vesting. Each Option shall "vest" and become exercisable as to such number of shares at such times as specified in the applicable Schedule A. Each Option may at any time be exercised with respect to some or all of the shares as to which the Option has become vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as specified in the applicable Schedule A. Once fully vested, each Option may be exercised from time to time with respect to any shares then remaining subject to the Option during the remainder of the term of the Option (if its term extends beyond the end of the vesting period). The provisions of this subsection are subject to such administrative restrictions as the Committee may adopt regarding the minimum number of shares as to which an Option may be exercised.

6. Termination of Employment. If the Optionee's Continuous Status as an Employee terminates for any reason except death or Disability, such Options as are vested but unexercised on the date of such termination may be exercised within a period of three months after the termination date. If the Optionee dies during the Optionee's Continuous Status as an Employee, such Options as are vested at the time of death are exercisable by the deceased Optionee's personal representatives, heirs or legatees within a period of one year after the Optionee's death. If the Optionee's Continuous Status as an Employee is terminated by reason of Disability, such Options as are vested at the time of termination may be exercised by the Optionee within a period of one year after such termination. The foregoing notwithstanding, under no circumstances will an Option be exercisable after the expiration of the ten-year term of the Option. In all cases (including death and Disability): (a) all Options which are not vested and exercisable at the time of termination of the Optionee's Continuous Status as an Employee shall be forfeited to the Company and the shares covered by such Option(s) shall revert to the Plan, immediately upon such termination; and (b) all Options which are not exercised within the applicable time period specified in this Section 6 shall be forfeited to the Company and the shares covered by such Option(s) shall revert to the Plan, immediately upon the expiration of such time period.

7. Change in Control and Other Corporate Transactions. This Option is subject to those provisions in the Plan relating to Change in Control and other corporate transactions (including mergers, acquisitions, reorganizations, liquidation and others) contained in Section 16 of the Plan. Certain additional terms apply to Optionees who are Company Officers, as provided in Sections 16(e) and 16(f) of the Plan.

8.    Miscellaneous.

      a. The Optionee acknowledges having received, and represents that s/he has read and understands, the Company's Policy on Insider Trading (the "Policy"). The Optionee agrees that, upon any failure by the Optionee to comply fully with the Policy, the Company may immediately: terminate this Agreement, suspend the Optionee's rights hereunder, and/or refuse to permit the Optionee to exercise any option(s) or rights granted hereunder.

      b. Notice hereunder shall be given to the Company at its principal place of business, and shall be

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            given to the Optionee at his or her address set forth on the most recent Schedule A, or in either case at such other address as one party may subsequently furnish to the other party in writing.

      c. This Stock Option does not confer upon the Optionee any rights with respect to continuance of employment by the Company or any of its Affiliates, or restrict or limit the right of the Company or any Affiliate to terminate the employment of the Optionee, with or without cause.

      d. Neither an Optionee nor any person to whom an Option is transferred shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Company Common Stock subject to such Option unless and until such person has duly exercised the Option.

      e. The provisions of the Plan, this Agreement and all Options shall be governed by and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of law principles thereof.

      f. Status as an Incentive Stock Option. Each Option is intended to qualify as an "Incentive Stock Option" under Section 422 of the Code, if so indicated on the applicable Schedule A. However, the Company makes no representation as to the tax treatment upon exercise of this Option or sale or other disposition of the shares covered by this Option. The Optionee should consult with his or her own tax advisors regarding the tax effects of all Options and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements. If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any shares of Company Common Stock received upon exercise of an Incentive Stock Option within the one-year period beginning on the date after the transfer of such shares to him or her, or within the two-year period beginning on the day after the grant of this Stock Option, he or she will notify the Company within 30 days after such disposition.

            To the extent that the aggregate Fair Market Value (determined at the time of grant) of Company Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Option(s) or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Option(s).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date first written above.

                                         MRO SOFTWARE, INC.

/s/ Craig Newfield                       By:  /s/ Norman E. Drapeau
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Craig Newfield, Clerk                         Norman E. Drapeau, Jr., President
(Seal)

This foregoing Agreement and the terms and conditions hereof are hereby accepted and agreed to by the undersigned Optionee. I understand that this Agreement is subject to the terms and conditions of the Plan, and acknowledge that I have received a copy of the Prospectus which describes the Plan together with this Agreement, and that a copy of the Plan is available from Human Resources or via Lotus Notes at any time. I further acknowledge and represent that I have read, that I understand, and that I will comply with, the Company's Policy on Insider Trading. I agree that the Company may suspend my benefits under this Agreement, or refuse to permit me to exercise any options hereunder, if I fail to comply with that Policy.

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Date:________________________     Optionee's Signature:_________________________

                                  Optionee's Name:______________________________

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